Exhibit 4.4
Private & Confidential

Dated	2010

HSBC HOLDINGS PLC	(1)

and

IAIN MACKAY	(2)

SERVICE AGREEMENT

THIS AGREEMENT is dated _______ 2010 and is made BETWEEN:
(1)	HSBC HOLDINGS PLC (No. 617987) whose registered office is at 8 Canada Square, London E14 5HQ(the “Company”); and

(2)	IAIN MACKAY of 8 Canada Square, London E14 5HQ (the “Executive”).
NOW IT IS HEREBY AGREED as follows:
1	Appointment

1.1	Subject to the granting and maintaining of appropriate work/residence permits and any regulatory issues, the provisions of this Agreement will commence with effect from the Commencement Date.

1.2	The Company shall employ the Executive and the Executive agrees to act as a senior executive of the Company at Band 0. The Executive will act as Group Finance Director of the Group and agrees to do so on and subject to the following terms, conditions and provisions of this Agreement.

1.3	The Executive will report to the Group Chairman and the Group Chief Executive of the Group although the Company has the right in its absolute discretion to change the person or persons to whom the Executive reports at any time subject always to such reporting line being appropriate to the Executive’s seniority within the Group and status as an executive director of the Company.

2	Remuneration

2.1	The Company shall pay to the Executive, a gross salary currently at the rate of GBP700,000 per annum (the “Salary”) less Statutory Deductions, which shall accrue day to day and be payable by equal monthly instalments in arrears on or about the 20th of each calendar month. The Board will review the Executive’s salary annually in March, the first such review to take place in March 2011. There is no obligation on the Company to increase the Executive’s Salary pursuant to any such review or otherwise provided always that such reviews are conducted reasonably and in good faith having regard to the Executive, the treatment of other executives of comparable status and all other relevant circumstances. There will be no review of the Salary after notice has been given by either party to terminate the Employment.

2.2	The Company may at its sole discretion (acting reasonably and in good faith) both as to whether to pay or award any Variable Pay (as defined at clause 2.3) and if so, how much, pay or award the Executive Variable Pay of such amount as the Board may determine in respect of each complete financial year of the Company during which the Employment subsists.

2.3	For the purposes of this Agreement “Variable Pay” means any non-pensionable incentive compensation including any bonus or deferred bonus in the form of (i) cash or (ii) equity awarded under any share plan in force from time to time (in relation to which performance conditions may or may not be attached) and subject to clauses 2.9 and 2.10.

2.4	The operation of and all arrangements relating to any such Variable Pay, (including without limitation the payment or award date for any Variable Pay from time to time), will be at the absolute discretion of the Board which may in its absolute discretion terminate, replace or amend any such plan at any time provided that the Executive is treated no less favourably than other executives of comparable status and in similar circumstances.

2.5	The Executive shall not be entitled to be considered for and/or to receive any Variable Pay if on the date that any such Variable Pay is due to be declared he is:

2.5.1	no longer employed by the Company or any Group Company; or

2.5.2	is under notice of termination of employment (including if the Executive is not assigned any duties in accordance with the garden leave provisions at clause 14.4),

due to the termination of the Employment by either the Executive (other than in response to the Company’s repudiatory breach of contract) or by the Company pursuant to clause 14.1.2 of this Agreement.

2.6	The remuneration specified in clauses 2.1 and 2.2 (if any), shall be inclusive of any fees to which the Executive may be entitled as a director of the Company or any Group Company or of any other company or any unincorporated body in which the Executive holds the office as nominee or representative of the Company or any Group Company.

2.7	Payment of Salary and any Variable Pay to the Executive shall be made either by the Company or by a Group Company and, if by more than one company, in such proportions as the Board may from time to time think fit, subject always to the Company’s reasonable consideration of any detrimental net employment tax consequences on the Executive, by doing so.

2.8	The Executive may be eligible to participate in any employee share plan established by the Company from time to time. Eligibility to participate is subject to the rules of the relevant plan in force from time to time and is at the discretion of the Board. The Company will use reasonable endeavours to procure that any discretion relating to the grant of additional awards to the Executive is exercised reasonably and in good faith having regard to the Executive, the treatment of other executives of comparable status and all other relevant circumstances.

2.9	If the Executive is eligible to participate in an employee share plan pursuant to clauses 2.2 and/or 2.8, his rights under such plan will be subject to and in accordance with the rules of that plan in force from time to time. To the extent that the rules of such plans impose legally enforceable limitations on the Executive’s legal rights, the Executive hereby acknowledges he shall be bound by such limitations.

2.10	Subject to the rules of the relevant plan as referenced at clauses 2.3 and 2.8, in participating in such a plan, the Executive waives all and any rights to compensation or damages arising from the loss or failure to receive any rights or benefits under the plan (or the diminution in value of such rights or benefits) as a result of:

(a)	the termination of his office or employment and/or giving notice of termination of employment with any Group Company for any reason whatsoever (whether lawful or unlawful); and/or

(b)	the exercise or failure to exercise any discretion (whether lawful or unlawful) conferred by the rules of the plan.
3	Benefits

3.1	Chauffeur Services

The Executive shall have access to the chauffeur driven services operated by the Company in London from the chauffeur pool.

3.2	Pension

Subject to clause 3.5.3, the Company shall pay to the Executive an annual pension allowance of 50 per cent. of the Executive’s annual Salary, payable monthly in arrears, less Statutory Deductions.

3.3	Personal Accident Insurance Cover

The Executive is entitled to non-contributory membership of the Group’s personal accident insurance scheme.

3.4	Clubs

The Company shall make payments on the Executive’s behalf in respect of the annual membership subscription of two clubs or such similar two clubs as the Executive shall nominate each year, to be approved by the Company through the Company’s Group Managing Director, Human Resources.

3.5	Medical Benefits

The Executive shall participate in the schemes set out under clauses 3.5.1 to 3.5.4 subject always to the relevant schemes’ terms and conditions from time to time in force and subject to the Executive meeting the requirements of the relevant scheme and being deemed eligible by the relevant insurance provider. The Company shall not be liable to provide any benefits or any compensation in lieu thereof or take any action to enforce the provision of such benefits in circumstances where the scheme provider refuses for any reason whatsoever, to provide any benefits to the Executive.

3.5.1	Health Checks

The Executive is eligible for an annual voluntary health check with a medical adviser appointed and paid for by the Company.

3.5.2	Medical Cover

The Executive and his spouse/partner and eligible dependants are entitled to participate in the Group’s International Medical Scheme.

3.5.3	Group Income Protection

If the Executive is unable by reason of illness or injury, to perform the material or substantial parts of his duties hereunder, following a period of absence from work in excess of 26 consecutive weeks, the Executive will be eligible to be considered for a monthly payment equivalent to 50 per cent. of monthly Basic Salary. In the event of such payment, the pension allowance will continue to be payable, subject to a cap of 35 per cent. of the Executive’s annual Salary.

3.5.4	Life Assurance Cover

Under the Group Life Assurance Scheme, in the event of the Executive’s death, a sum equivalent to four times annual Salary will be paid to the Executive’s nominated beneficiaries, subject to approval by the trustees of the Group Life Assurance Scheme.

3.6	Directors and Officers Liability

The Executive shall benefit from cover under the Company’s policy on Directors’ and Officers’ Liability (including Outside Directors’ and Officers’ Liability) subject always to the policy and the rules of the policy from time to time in force.

4	Duration of the Employment

4.1	The Employment pursuant to this Agreement shall commence on the Commencement Date and, subject to clauses 5.4 and 14, shall continue until terminated by either party giving to the other not less than twelve months’ notice in writing.

4.2	Notwithstanding clause 4.1 and any retirement date specified in any applicable pension scheme, the Employment shall automatically terminate when the Executive reaches the normal retiring age from time to time applicable to senior executives of the Company which, for the avoidance of doubt, is currently 65.

4.3	The Executive’s period of continuous employment commenced on 16 July 2007.

5	Scope and Duties of the Employment

5.1	In the Executive’s position as Group Finance Director, he shall:

5.1.1	devote the whole of his time, attention and skill to his duties;

5.1.2	faithfully and diligently perform such duties and exercise such powers consistent with his position as may from time to time be assigned to or vested in him by the Board;

5.1.3	obey the reasonable and lawful directions of the Board;

5.1.4	at all times act in the way he considers in good faith, most likely to promote the success of the Company (and applicable Group Companies) for the benefit of the members as a whole in accordance with Section 172 Companies Act 2006;

5.1.5	perform his services in a professional and competent manner and in cooperation with others;

5.1.6	keep the Board at all times promptly and fully informed (in writing if so requested) of his conduct of and activities in relation to the business of the Company and any Group Company and provide such explanations in connection therewith as the Board may require from time to time including for the avoidance of doubt, any misconduct of other employees or directors or his own; and

5.1.7	comply with the duties set out in the Companies Act 2006.

5.2	The Executive shall comply with:

5.2.1	all of the Company’s and Group Company’s codes, rules, regulations, policies and procedures (including without limitation the Compliance Manual),

5.2.2	the codes, practices, rules, principles and regulations of the UK Listing Authority (including the Model Code on directors’ dealings in securities as set out in Annex 1 to Chapter 9 of the Listing Rules), the FSA, any other stock exchange and/or regulatory authorities relevant to the Company or any Group Company and of any association or professional body to which the Company and/or any Group Company and/or the Executive belong to from time to time,

5.2.3	such laws as may be relevant to the Group and to the Executive’s duties under this Agreement; and

5.2.4	the Code for Dealing in Group Securities and every regulation of the Group for the time being in force in relation to dealings in shares or other securities of the Company or any Group Company insofar as they may affect him, the Company, any Group Company or its or their directors, officers or employees.

5.3	The Executive shall comply with any rules, policies and procedures set out in the the Company’s Employee Handbook, a copy of which is available on the Company’s intranet. The Employee Handbook does not form part of this Agreement and the Company may amend it at any time.

5.4	The Executive’s continued employment will be subject to him continuing to hold approved status for any position he may hold that requires FSA approval. In the event of approval being withdrawn (under current FSA regulations this includes instances such as insider dealing and market manipulation) in respect of this position or any subsequent position, the Company reserves the right to summarily terminate the Executive’s employment without being further liable to him (other than in respect of amounts accrued due at the Termination Date). If the Executive’s current role does not require registration with the FSA, his role in the future may require him to pass regulatory exams and/or obtain regulatory registrations. It is therefore a condition of the Executive’s continuing employment that he passes any such exams and obtains such registrations. The Company shall provide the Executive with all reasonable co-operation in relation to him obtaining and/or retaining FSA approved status and such other regulatory registrations as may be required from time to time.

5.5	The Executive shall do such things as are necessary to ensure compliance by himself with the Corporate Governance Code and, so far as it lies within his power to do so, by the Company and any applicable Group Company.

5.6	The Company reserves the right to appoint any other person or persons to act jointly with the Executive in the event that the Executive is not assigned any duties in accordance with the garden leave provisions at clause 14.4 (or in place of the Executive if he is suspended in accordance with the provisions of this Agreement) in any position to which he may be assigned from time to time.

5.7	The Executive shall if and so long as the Company requires and without any further remuneration therefore (except as otherwise agreed):

5.7.1	carry out duties on behalf of any Group Company; and

5.7.2	act as a director or officer of any Group Company.

Provided always that such duties or offices are consistent with his role as Group Finance Director.

5.8	The Company may at its sole discretion transfer the Executive’s employment and assign the provisions of this Agreement to any Group Company at any time, subject always to the Executive enjoying no less favourable terms and conditions of employment.

5.9	The Executive agrees that a copy of clauses 5, 11, 12 and 15 of this Agreement will be provided by him to any person, firm, company or other entity making an offer of employment, appointment as a director or officer, agency, consultancy, partnership or joint venture to him during the Employment or thereafter whilst any restrictions in clause 15 remain in force immediately upon receiving any such offer.

6	Hours and place of work

6.1	The Company’s standard working week is 35 hours (excluding unpaid lunch breaks). The Executive shall be required to work such hours, including additional hours (without further remuneration) as are necessary for the proper performance of the duties hereunder.

6.2	Notwithstanding clause 6.1 the Executive acknowledges that because of the autonomous nature of his role the duration of the Executive’s working time is not measured or monitored or determined by the Company so that the limit on weekly working time set out in Regulation 4 of the Working Time Regulations 1998 (or such other regulations as may from time to time come into force) does not apply to the Executive’s Employment.

6.3	The Executive’s place of work will initially be the Company’s offices at 8 Canada Square, London E14 5HQ but the Company may reasonably require the Executive to work at any place of business of the Company or the Group within London, or by mutual agreement, overseas, on either a temporary or an indefinite basis. The Executive will be given reasonable notice of any permanent change in his place of work. In the performance of the duties hereunder, the Executive may be required to travel and undertake his duties both throughout and outside the United Kingdom and in other global locations as the Group sees fit from time to time.

7	Deductions

For the purposes of the Employment Rights Act 1996, the Executive hereby authorises the Company to deduct from the remuneration hereunder any sums due from the Executive to the Company including, without limitation, any overpayments, loans or advances made to him by the Company, the cost of repairing any damage or loss to the Group’s property caused by the Executive (and of recovering such costs) and any losses suffered by the Group as a result of any negligence or breach of duty by the Executive or sums in respect of sub-clause 10.6 of this Agreement.

8	Expenses

The Company shall reimburse the Executive in respect of all expenses reasonably incurred by the Executive in the proper performance of the duties hereunder subject to the Executive providing such receipts or other evidence as the Company may require and subject to the Company’s rules and policies from time to time relating to expenses.

9	Holidays

9.1	The Executive shall be entitled to receive his normal remuneration for all bank and public holidays normally observed in the United Kingdom and a further 30 working days’ paid holiday in each holiday year (being the period from 1 January to 31 December) including one period of 10 consecutive working days which must be taken as core leave. The Executive’s holiday shall be taken at such times as are agreed with the Group Chief Executive.

9.2	In the holiday year in which the Employment terminates, the Executive’s entitlement to holiday shall accrue on a pro rata basis for each complete month of service during the relevant year. If, on the termination of the Employment, the Executive has exceeded his accrued holiday entitlement, the excess may be deducted from any sums due to the Executive and the Executive hereby authorises the Company to make such deduction. If the Executive has any unused holiday entitlement, the Company may either require the Executive to take such unused holiday during any notice period (whether or not the Executive is on garden leave in accordance with clause 14.4) or make payment in lieu thereof.

9.3	Holiday entitlement for one holiday year may not be taken in subsequent holiday years unless otherwise agreed by the Group Chief Executive. Failure to take holiday entitlement in the appropriate holiday year will lead to forfeiture of any accrued holiday not taken, without any right to payment in lieu thereof unless otherwise agreed by the Company’s Group Managing Director, Human Resources in accordance with the holiday policy applicable to Executive Directors from time to time.

10	Sickness benefits

10.1	The Company shall continue to pay the Salary during any period of absence on medical grounds up to a maximum of 120 working days in any period of 12 months (“Company Sick Pay”) provided that the Executive complies in full with any of the requirements set out in the Company’s Employee Handbook and clause 10.2 below. Thereafter the Executive will only be entitled to such salary and benefits, if any, as the Board shall in its absolute discretion from time to time allow. Upon the Executive’s return to work from such absence to perform his duties hereunder, he shall be entitled to receive the Salary and the benefits set out at clause 3, pursuant to the terms of this Agreement and subject to any relevant scheme rules.

10.1.1	At any time during the Employment, the Executive shall, if so required by the Board,
(a)	supply the Company with medical certificates covering any period of sickness or incapacity exceeding seven days (including weekends); and

(b)	undergo, at the expense of the Company, an examination by a registered medical practitioner or practitioners to be nominated by the Company (including but not limited to the Executive’s general practitioner or any other physician responsible for the Executive’s care). The Executive authorises the medical practitioner to disclose and discuss with the Company any report prepared as a result of any such examination pursuant to the Access to Medical Reports Act 1988. The Company has the right to postpone the Executive’s return to work (and the continuance or reinstatement of his normal pay, if appropriate) until the medical practitioner has confirmed that the Executive is fit to perform his duties.
10.2	Payment of the Executive’s Salary pursuant to clause 10.1 shall be inclusive of any Statutory Sick Pay to which the Executive may be entitled by law. The Company will also deduct from it any other statutory benefits if applicable due to the Executive, together with any Statutory Deductions.

10.3	Subject to the applicable scheme rules in force from time to time, during the Executive’s absence from work on medical grounds, the Executive will continue to be covered by the Company’s life assurance arrangements, private medical insurance and personal accident insurance and whilst he is entitled to receive Company Sick Pay he shall be entitled to receive the pension allowance as set out at clause 3.2. The Executive’s entitlement to participation in any Variable Pay plan and the accrual of holiday entitlement above the minimum statutory entitlement shall cease on the expiry of the payment of Company Sick Pay until such time as the Executive is able to perform his duties hereunder.

10.4	The Company reserves the right to terminate the Employment in accordance with the terms of this Agreement for reasons unrelated to the Executive’s illness or sickness absence when the Executive is absent through sickness or injury at any time, notwithstanding any outstanding or prospective entitlement to pay in accordance with clause 10.1, private medical insurance, permanent health insurance or long term disability benefits. The Company shall not be liable for any loss arising from such termination.

10.5	If the Executive’s absence shall be occasioned by the actionable negligence of a third party in respect of which damages are recoverable in respect of the period of the Executive’s incapacity, then the Executive shall:

10.5.1	forthwith notify the Company of all the relevant circumstances and of any claim, compromise, settlement or judgment made or awarded in connection therewith;

10.5.2	if the Company so requires, refund to the Company such sum as the Company may determine, not exceeding the lesser of:
(a)	the amount of damages recovered by the Executive under such compromise, settlement or judgment; and

(b)	the sums advanced to the Executive by the Company in respect of the period of incapacity subject to any deductions made by any court or tribunal that takes into account the payments made to the Executive in this clause 10 when awarding any such damages or compensation.

11	Restrictions during the Employment

11.1	The Executive shall not during the Employment directly or indirectly either on his own account or on behalf of any other person, company, business entity or other organisation be employed, engaged, concerned or interested in any other business or undertaking, provided that this shall not prohibit the holding (directly or through nominees) of investments listed on the London Stock Exchange plc or in respect of which dealing takes place on the Alternative Investment Market of the London Stock Exchange plc or on The Stock Exchange of Hong Kong Limited or on any Recognised Investment Exchange as long as not more than 5 per cent of the issued shares or other securities of any class of any one company shall be so held without the prior sanction of a resolution of the Board.

11.2	The Executive shall obtain the Chairman’s prior written approval (such approval not to be unreasonably withheld) before accepting appointment as a non-executive director of any company outside the Group. Approval is currently limited to one FTSE100 constituent company or other significant company in the UK or elsewhere.

11.3	The Executive shall not (and shall procure so far as the Executive is able that any person connected with the Executive within the meaning of section 252 Companies Act 2006 (Connected Person) shall not) deal or become or cease to be interested (within the meaning set out in Schedule 1 Companies Act 2006) in any securities of the Company, except in accordance with the Company’s code for securities transactions by directors.

11.4	Subject to any regulations issued by the Company, the Executive and any Connected Person shall not be entitled to receive or obtain directly or indirectly any discount, rebate or commission in respect of any sale or purchase of goods effected or other business transacted (whether or not by the Executive) by or on behalf of the Company or any Group Company and if he or any Connected Person (or any firm or company in which he or any Connected Person is interested) shall obtain any such discount, rebate or commission the Executive shall account to the Company or the relevant Group Company for the amount received by the Executive or any Connected Person (or a due proportion of the amount received by such company or firm having regard to the extent of the Executive’s or the Connected Person’s interest therein).

11.5	The Executive agrees to disclose to the Board any matters relating to any Connected Person which may, in the reasonable opinion of the Board, be considered to interfere, conflict or compete with the proper performance of the Executive’s obligations under this Agreement.

11.6	During the Employment, the Executive agrees that he will not in competition with the Company or any Group Company:

11.6.1	deal with, canvass, solicit or endeavour to take away from the Company or any Group Company, whether directly or indirectly and whether on his own behalf or on behalf of any other person, firm, company or other entity any customers or prospective customers; or

11.6.2	directly or indirectly solicit or entice away from or endeavour to entice away from the Company or any Group Company any individual employed or engaged by the Company or any Group Company; or

11.6.3	directly or indirectly make preparations to compete with any business carried on by the Company or any Group Company.

11.7	During the Employment the Executive shall inform the appropriate member of the Board without delay if he becomes aware that any director, officer, or senior employee of the Company or any Group Company is planning to materially breach any of the provisions of their contract of employment or implied duties of loyalty, good faith and fidelity.

12	Confidential Information and Company documents

12.1	The Executive recognises that, whilst performing the duties hereunder for the Company and the Group the Executive will have access to and come into contact with trade secrets and Confidential Information belonging to the Company and/or any Group Company and will obtain personal knowledge of and influence over its or their customers, suppliers and/or employees. The Executive therefore agrees that the restrictions set out in this clause 12 are reasonable and necessary to protect the legitimate business interests of the Company and the Group both during and after the termination of the Employment. The Executive shall neither during the Employment (except in the proper performance of the duties) nor at any time (without limit) after the termination of the Employment directly or indirectly:

12.1.1	divulge or communicate to any person, company, business entity or other organisation; or

12.1.2	use for his own purposes or for any purposes other than those of the Company or any Group Company; or

12.1.3	through any failure to exercise due care and diligence, cause any unauthorised disclosure of any trade secrets or Confidential Information relating to the Company or any Group Company, but so that these restrictions shall cease to apply to any information which shall become available to the public generally otherwise than through the default of the Executive and to any use or disclosure authorised by the Board or required by law.

12.2	Nothing in this Agreement shall prevent the Executive from making a protected disclosure in accordance with section 43A Employment Rights Act 1996 and the Public Interest Disclosure Act 1998.

12.3	“Confidential Information” shall include details of suppliers and their terms of business, details of customers, clients and prospective customers/clients and their requirements, the prices charged to and terms of business with customers, marketing plans and sales forecasts, financial information, results and forecasts (save to the extent that these are included in published audited accounts), any proposals relating to the acquisition or disposal of a company or business or any part thereof or to any proposed expansion or contraction of activities, or any other business strategy or tender, details of employees and officers and of the remuneration and other benefits paid to them, information relating to research activities, inventions, secret processes, designs, software, formulae and product lines, any information which the Executive either is aware or reasonably ought to know is confidential and any information which has been given to the Company or any Group Company in confidence by customers, suppliers or other persons.

12.4	All notes, memoranda, records, lists of customers and suppliers and employees, correspondence, documents, computer and other discs and tapes, data listings, codes, designs and drawings and other documents and material whatsoever (whether made or created by the Executive or otherwise) relating to the business of the Company or any Group Company (and any copies of the same):

12.4.1	shall be and remain the property of the Company or the relevant Group Company; and

12.4.2	shall be handed over by the Executive to the Company or to the relevant Group Company or irrevocably deleted from any computer and/or word processing system in the Executive’s possession or under the Executive’s control, on demand and in any event on the termination of the Employment. Provided always that, at the reasonable request of the Executive, he shall be provided, subject always to the provisions of clause 12.1, with copies of all Board Minutes (and documents referred to therein) of Group Companies of which he was a director, in respect of any period during which he was a director of such Group Company, which are reasonably required by the Executive for the purposes of defending himself in any regulatory or legal proceedings relating to his duties as a director of such Group Company.

13	Inventions and other intellectual property

13.1	The Executive may make inventions or create other intellectual property during the Employment. In this respect the Executive has a special responsibility to further the interests of the Company and the Group given the Executive’s position at the Company and the remuneration paid to the Executive under this Agreement.

13.2	In recognition of the Executive’s position, remuneration and responsibility, the Executive acknowledges and agrees that any invention, improvement, design, process, information, copyright work, trade mark, trade name or get-up or any other intellectual property (together the “Intellectual Property”) made, created or discovered by him during the Employment (whether capable of being patented or registered or not) in conjunction with or in any way affecting or relating to the business of the Company or any Group Company or capable of being used or adapted for use in the Company or any such Group Company or in connection therewith shall be immediately disclosed to the Company and shall belong to and be the absolute property of the Company or such Group Company as the Company may direct.

13.3	However clause 13.2 shall only apply to the extent that any invention was made by the Executive in the course of his duties or in the course of duties falling outside the Executive’s normal duties but which have been specifically assigned to him (together “Duties”) and (i) such invention was reasonably expected to result therefrom; and/or (ii) at the time of making the invention, because of the nature of his Duties and the particular responsibilities arising therefrom, the Executive had a special obligation to further the interests of the Company and the Group.

13.4	The Executive acknowledges that he has no rights, interest or claims, either during the Employment or after the termination of the Employment, in or to any such Intellectual Property and he shall not use such Intellectual Property other than during the period of the Employment and for the purpose of the Company or the Group.

13.5	If and whenever required to do so by the Company, (whether during the Employment or after its termination), the Executive shall at the expense of the Company or such Group Company as the Company may direct:

13.5.1	apply or join with the Company or such Group Company in applying for letters patent or other protection or registration in the United Kingdom and in any other part of the world for any such Intellectual Property; and

13.5.2	execute and do all instruments and things necessary for vesting the said letters patent or other protection or registration when obtained and all right title and interest to and in the same absolutely and as sole beneficial owner in the Company or such Group Company or in such other person as the Company may specify.

13.6	The Executive agrees that he irrevocably and unconditionally waives all rights (including all moral rights) under Chapter IV of the Copyrights, Designs and Patents Act 1988 in connection with his authorship of any existing or future copyright work, in whatever part of the world such rights may be enforceable

13.7	Nothing in this clause shall be construed as restricting the Executive’s rights or those of the Company under the Patents Act 1977 and in particular, sections 39 to 43 Patents Act 1977.

14	Termination

14.1	Notwithstanding clause 4.1 the Employment shall be subject to termination by the Company:

14.1.1	by not less than six months’ notice in writing given at any time while the Executive shall have been incapacitated by reason of ill health or accident from performing the duties hereunder for a period of or periods aggregating the total period during which the Executive is entitled to receive Company Sick Pay provided always that, subject to clause 10.5, the Company shall not terminate the Employment in these circumstances if the effect of such termination would be to deprive the Executive of the benefit of payments under any permanent health insurance scheme. If at any time during the currency of such a notice the Executive shall provide a medical certificate satisfactory to the Board to the effect that he has fully recovered physical and/or mental health and that no recurrence of illness or incapacity can reasonably be anticipated, the Company shall withdraw the notice;

14.1.2	by summary notice in writing and with no liability to make any further payment to the Executive (other than in respect of amounts accrued due at the Termination Date) if the Executive shall have:
(a)	committed by any act or omission any serious breach or repeated or continued (after warning) a material breach of the Executive’s obligations hereunder; or

(b)	been guilty of conduct by act or omission (whether in the course of the duties hereunder or otherwise) which (i) in the reasonable opinion of the Board, tends to bring the Executive and/or the Company and/or any Group Company into disrepute on account of material economic or reputational consequences for all or any of them; or (ii) causes the Company or any Group Company substantial economic harm, provided in either case that if such conduct is capable of remedy, he has first been given a reasonable opportunity to remedy the contract and has failed to do so; or

(c)	been convicted of a criminal offence under any statutory enactment or regulation (other than an offence under any road traffic legislation in the United Kingdom or elsewhere for which a fine or non custodial penalty is imposed and which does not render him unable to discharge his duties under this Agreement); or

(d)	become bankrupt or had an interim order made against the Executive under the Insolvency Act 1986 or compounded with his creditors generally; or

(e)	in the reasonable opinion of the Board, failed to perform the duties hereunder to a satisfactory standard, after having received a written warning from the Company relating to the same; or

(f)	been disqualified from being a director by reason of any order made under the Company Directors Disqualification Act 1986 or any other enactment; or

(g)	resigned of his own choice as a director of the Company or any Group Company, not being at the request of or with the prior written agreement of the Board (save with reasonable and proper cause and where remaining as a director would substantially disadvantage him in his capacity as an officeholder of the Company); or

(h)	become prevented by an applicable law or regulation from performing any material part of his duties; or

(i)	been guilty of a material breach of the rules or regulations as amended from time to time of the UK Listing Authority (including the Model Code for transactions in securities by directors of listed companies), The London Stock Exchange plc, the FSA or any other stock exchanges or regulatory authorities relevant to the Company or any Group Company or any Code of Practice issued by the Company or any Group Company (as amended from time to time); or

(j)	been expelled, or subject to any serious disciplinary action by a relevant professional body or failed or ceased to meet the requirements of any regulatory body or statutory authority as a result of which the Executive is no longer able to perform all or any of the duties under this Agreement or;

(k)	ceased to be eligible to work in the United Kingdom in accordance with Sections 15-25 of the Immigration, Asylum and Nationality Act 2006.
Any delay by the Company in exercising such right of termination shall not constitute a waiver thereof.
14.2	If the Company becomes entitled to terminate the Employment pursuant to clauses 5.4 or 14.1.2, or whilst the Company or any external body investigates any allegation which would or may entitle the Company to terminate the Employment pursuant to clauses 5.4 or 14.1.2 it shall be entitled (but without prejudice to its right subsequently to terminate such appointment on the same or any other ground) to suspend the Executive on full pay for such period as is reasonable in the circumstances. During the period of any suspension the Executive will continue to be bound by the provisions of this Agreement and must continue at all times to conduct himself with good faith towards the Company and all Group Companies.

14.3	The Company reserves the right in its absolute discretion to give the Executive pay in lieu of all or any part of the notice of termination (whether notice is given by the Company or by the Executive). A dismissal without notice per se shall not constitute or imply an election under this clause 14.3. For this purpose, the Executive agrees that pay in lieu will consist of the Salary, pension allowance and other contractual benefits (or cash equivalent) as set out at clause 3 of this Agreement only, for the relevant period of notice (subject to Statutory Deductions in the normal way), excluding any Variable Pay and any other emolument referable to the Employment.

14.4	During any period of notice of termination or part thereof (whether given by the Company or the Executive), the Company shall (but only for a period or periods in aggregate not exceeding six months) be under no obligation to assign any duties to the Executive and shall be entitled to exclude him from the Group’s premises and to direct that the Executive refrains from contacting (other than purely social contact with persons with whom the Executive has established social relationships) any customers, clients, suppliers, agents, professional advisers or employees of the Company or any Group Company and refrains from accessing the computer or other data or similar system of the Company or any Group Company (whether directly or indirectly) and remove him from office as a director of the Company and any Group Company and from all or any offices held by him in the Company or any Group Company, provided that this shall not affect the Executive’s entitlement to receive Salary and other contractual benefits (excluding Variable Pay if the circumstances in clause 2.5 apply). For the avoidance of doubt, during such period the Executive shall continue to be bound by the same obligations to the Company and the Group as were owed prior to the commencement of the period including the duty of good faith and fidelity.

14.5	The Executive agrees that during any period of notice of termination whether given by the Company or by the Executive he will give such assistance in effecting an orderly and comprehensive handover as the Company may reasonably require and with regard to any claim made by or against any Group Company. For the avoidance of doubt such assistance may include attending meetings, reviewing documents, giving and signing statements/affidavits and attending hearings and giving evidence.

14.6	Without prejudice to the constitution (including for the avoidance of doubt the articles of association) of the Company or any Group Company, on the termination of the Employment (howsoever arising) or on either the Company or the Executive having served notice of such termination and the Company having exercised its right to place the Executive on garden leave pursuant to clause 14.4, the Executive shall at the request of the Company:

14.6.1	resign from office as a Director of the Company and of any Group Company and all other offices held by the Executive in the Company and/or any Group Company provided however that such resignation shall be without prejudice to any claims which the Executive may have against the Company or any Group Company arising out of the termination of the Employment; and

14.6.2	transfer without payment to the Company or as the Company may direct to the Company or to any third party, any shares or other securities held by the Executive in the Company or any Group Company as a nominee or trustee for the Company or any Group Company and deliver to the Company the related certificates; and

14.6.3	forthwith deliver to the Company all Confidential Information and all materials within the scope of clause 12.4 including any copies of any such materials and all credit cards and other property of or relating to the business of the Company or of any Group Company which may be in the Executive’s possession or under the Executive’s power or control and, if requested, provide a signed statement that he has fully complied with the obligations under this clause 14.6.3.

14.7	If the Executive shall have been offered but shall unreasonably have refused to agree to the transfer of this Agreement by way of novation to a company which has acquired or agreed to acquire the whole or substantially the whole of the undertaking and assets of or of the equity share capital of the Company, the Executive shall have no claim against the Company in respect of the termination of his employment hereunder by reason of the subsequent voluntary winding-up of the Company or of the disclaimer of this Agreement by the Company within one month after such acquisition.

15	Restrictive covenants

15.1	For the purposes of this clause 15 the following words have the following meanings:

15.1.1	“Company Products” means any banking or financial products researched into, developed, supplied, distributed or sold by the Company with which the duties of the Executive were materially concerned or for which he was directly or ultimately responsible during the Restricted Period;

15.1.2	“Company Services” means any banking or financial services (including but not limited to technical and product support, technical advice and customer services) developed or supplied by the Company with which the duties of the Executive were materially concerned or for which he was directly or ultimately responsible during the Restricted Period;

15.1.3	“Comparator Group” means the following companies and entities, subject always to amendment from time to time by the Remuneration Committee of the Board of the Company and as notified to the Executive by no later than 30 days after any such amendment: Banco Bradesco, Banco Itau, Banco Santander, Bank of America, Bank of China, Barclays, BBVA, BNP Paribas, Citigroup, Credit Suisse Group, DBS Group, Deutsche Bank, Fortis, ICBC, JP Morgan Chase, Lloyds Banking Group, National Australia Bank, Royal Bank of Canada, Royal Bank of Scotland, Societe Generale, Standard Chartered, UBS, Unicredito Italiano and Wells Fargo (and all group companies of the companies and entities set out in this clause 15.1.3) and, where any companies or entities set out in this clause 15.1.3 are the subject of a takeover or undergo any form of reconstruction, the entities to which the relevant business assets of such companies or entities are transferred from time to time;

15.1.4	“Confidential Information” has the meaning ascribed thereto in clause 12.2;

15.1.5	“Customer” means any person or firm or company or other organisation whatsoever to whom or which the Company supplied Company Products and/or Company Services during the Restricted Period and with whom or which, during the Restricted Period:
(a)	the Executive had material personal dealings pursuant to the Employment; or

(b)	any employee who was under the direct or indirect supervision of the Executive had material personal dealings pursuant to their employment, provided that in the case of a firm, company or other organisation “Customer” shall not include any division, branch or office of such firm or company or other organisation with which the Executive and/or any such employee as defined in sub-clause (b) above had no dealings during the Restricted Period save that where a restructuring of the firm or company or organisation has occurred following such personal dealings “Customer” shall include the part of the business with which the Executive or any employee as defined in sub-clause (b) above had dealings during the Restricted Period;

15.1.6	“Prospective Customer” means any person or firm or company or other organisation whatsoever with whom or which the Company shall have had negotiations or material discussions regarding the possible distribution, sale or supply of Company Products and/or Company Services during the Restricted Period and which were ongoing and not finally concluded at the Termination Date and with whom or which during such period:
(a)	the Executive shall have had material personal dealings pursuant to the Employment; or

(b)	any employee who was under the direct or indirect supervision of the Executive shall have had material personal dealings pursuant to their employment; or

(c)	the Executive was directly responsible in a client management capacity on behalf of the Company,

provided that in the case of a firm, company or other organisation “Prospective Customer” shall not include any division, branch or office of such firm, company or other organisation with which the Executive and/or any such employee had no dealings during the Restricted Period save that where a restructuring of the firm or company or organisation has occurred following such personal dealings, “Prospective Customer” shall include the part of the business with which the Executive or any employee as defined in sub-clause (b) had dealings during the Restricted Period;

15.1.7	“Restricted Employee” means any person who is on the Termination Date, or was during the Restricted Period, employed or engaged by the Company or any Group Company and is by reason of such employment or engagement in possession of, or is reasonably likely to be in possession of, any trade secret or Confidential Information relating to the business of the Company or any Group Company or has acquired influence over its Customers or Prospective Customers (as defined in this clause 15 but so that references to “the Executive” shall be replaced by references to the relevant employee and so that references to “Employment” shall mean the relevant employee’s employment with the Company or Group Company, being in either case a person with whom the Executive had material dealings during the Restricted Period);

15.1.8	“Restricted Period” means the period of 12 months ending on the Termination Date or, in the event that no duties were assigned to the Executive for any part of the duration of the notice period, the 12 months immediately preceding the last day on which the Executive carried out any duties for the Company;

15.1.9	“Restricted Products” means Company Products or any products of the same or of a similar kind;

15.1.10	“Restricted Services” means Company Services or any services of the same or of a similar kind;

15.1.11	“Restricted Supplier” means any person, company, business entity or other organisation whatsoever who has supplied goods or services to the Company or any Group Company (other than utilities and goods or services supplied for administrative purposes) during any part of the Restricted Period or who has agreed prior to the Termination Date to supply goods or services to the Company to commence at any time in the twelve months following the Termination Date.

15.2	The Executive recognises that, whilst performing his duties for the Company, he will have access to and come into contact with trade secrets and Confidential Information belonging to the Company and certain Group Companies and will obtain personal knowledge of and influence over its or their customers and/or employees. The Executive therefore agrees that the restrictions set out in this clause 15 are reasonable and necessary to protect the legitimate business interests of the Company and any applicable Group Company both during and after the termination of the Employment.

15.3	The Executive hereby undertakes with the Company that he will not for the period of six months after the Termination Date without the prior written consent of the Company (such consent not to be unreasonably withheld) whether by himself, through his employees or agents or otherwise howsoever and whether on his own behalf or on behalf of any other person, firm, company or other organisation, directly or indirectly:

15.3.1	in competition with the Company anywhere in the world in a senior capacity, be employed by or engaged or otherwise interested in any of the companies (or other entities) in the Comparator Group in the business of researching into, developing, distributing, selling, supplying or otherwise dealing with Restricted Products or Restricted Services; or

15.3.2	in competition with the Company, accept orders or facilitate the acceptance of any orders or have any business dealings for Restricted Products or Restricted Services from any Customer or Prospective Customer; or

15.3.3	employ or otherwise engage in the business of or be personally involved to a material extent in employing or otherwise engaging in the business of researching into, developing, manufacturing, distributing, selling, supplying or otherwise dealing with Restricted Products or Restricted Services any Restricted Employee; or

15.3.4	interfere with, or endeavour to interfere with, the supply or provision of goods or services (other than utilities, or goods or services supplied for an administrative purpose) to the Company or to induce the cessation of the supply or provision of such goods or services from any Restricted Supplier; or

15.3.5	in competition with the Company, solicit business from, or solicit the supply of goods or services (other than utilities, or goods or services supplied for an administrative purpose) from any Restricted Supplier for the purposes of the provision of Restricted Products or Restricted Services.

15.4	The Executive hereby undertakes with the Company that he will not for the period of twelve months after the Termination Date without the prior written consent of the Company (such consent not to be unreasonably withheld) whether by himself, through his employees or agents or otherwise howsoever and whether on his own behalf or on behalf of any other person, firm, company or other organisation, directly or indirectly:

15.4.1	in competition with the Company, solicit business from or endeavour to entice away or canvass any Customer or Prospective Customer if such solicitation or canvassing is in respect of Restricted Products or Restricted Services; or

15.4.2	solicit or induce or endeavour to solicit or induce any Restricted Employee to cease working for or providing services to the Company, whether or not any such person would thereby commit a breach of contract.

15.5	If the restrictions in clauses 15.3 and 15.4 are for any reason held to be unenforceable in any jurisdiction in the world the Executive shall agree to such amended or lesser restriction as would enable that restriction to be enforced so far as possible in such jurisdiction.

15.6	The benefit of clauses 15.3 and 15.4 shall be held on trust by the Company for each Group Company and the Company reserves the right to assign the benefit of such provisions to to any Group Company, in addition such provisions also apply as though there were substituted for references to “the Company” references to each Group Company in relation to which the Executive has in the course of his duties for the Company or by reason of rendering services to or holding office in such Group Company:

15.6.1	acquired knowledge of its trade secrets or Confidential Information; or

15.6.2	had material personal dealings with its Customers or Prospective Customers; or

15.6.3	supervised directly or indirectly employees having material personal dealings with its Customers or Prospective Customers,

but so that references in clause 15 to “the Company” shall for this purpose be deemed to be replaced by references to the relevant Group Company. The obligations undertaken by the Executive pursuant to this clause 15.6 shall, with respect to each such Group Company, constitute a separate and distinct covenant and the invalidity or unenforceability of any such covenant shall not affect the validity or enforceability of the covenants in favour of any other Group Company or the Company. In addition, at the request of the Company the Executive shall enter into a direct agreement or undertaking with any Group Company whereby he will accept restrictions corresponding to the restrictions in this clause 15 (or such of them as may be appropriate).

15.7	In the event of the transfer (within the meaning of the Transfer of Undertakings (Protection of Employment) Regulations 2006 (the “Transfer Regulations”) of the undertaking or the part of the undertaking in which the Executive shall at the time be employed as the result of which (by virtue of the Transfer Regulations) the Employment is automatically transferred to another (“the Transferee”), the provisions of this clause 15 shall have effect as though references in it (and in all associated terms defined in this Agreement) to “the Group” are construed as references to “any other company within the Transferee’s Group” (which for these purposes shall comprise the Transferee and any holding company of the Transferee and the subsidiaries of the Transferee and of any such holding companies for the time being).

15.8	The Executive hereby undertakes with the Company that he will not at any time without the consent of the Company after the Termination Date:

15.8.1	engage other than as a private consumer in any trade or business or be associated with any person, firm or company engaged in any trade or business using the name(s) “HSBC” or “The Hongkong and Shanghai Banking Corporation” or incorporating the word(s) “Hongkong Shanghai Banking Corporation”;

15.8.2	in the course of carrying on any trade or business, claim, represent or otherwise indicate any present association with the Company or any Group Company or for the purpose of carrying on or retaining any business or custom, claim, represent or otherwise indicate any past association with the Company or any Group Company to its detriment other than simple and factual statements regarding the Executive’s period of employment, job title, responsibilities and role.

15.9	The parties agree that the periods referred to in clauses 15.3 and 15.4 above will be reduced by one day for every day, during which, at the Company’s direction, the Executive is on garden leave in accordance with clause 14.4.

15.10	While the restrictions in this clause 15 (on which the Executive has had the opportunity to take independent legal advice, as the Executive hereby acknowledges) are considered by the parties to be reasonable in all the circumstances, it is agreed that if any such restrictions, by themselves, or taken together, shall be adjudged to go beyond what is reasonable in all the circumstances for the protection of the legitimate interests of the Company or a

Group Company but would be adjudged reasonable if part or parts of the wording thereof were deleted, the relevant restriction or restrictions shall apply with such deletion(s) as may be necessary to make it or them valid and effective.

16	Grievance, dismissal and disciplinary procedures

16.1	If the Executive wishes to obtain redress of any grievance relating to the Employment or is dissatisfied with any reprimand, suspension or other disciplinary step taken by the Company, he shall apply in writing to the Chairman of the Group from time to time setting out the nature and details of any such grievance or dissatisfaction. If the Executive is not satisfied with the decision of the Chairman he may within seven days of the decision appeal in writing to a non-executive director of the Company nominated by the Board.

16.2	The disciplinary rules applicable to the Executive are set out in the Company’s Employee Handbook. The disciplinary procedure is not contractually binding on the Company.

17	Disclosure of information

17.1	For the purposes of the Data Protection Act 1998 the Executive hereby consents to the processing by the Company of personal data including sensitive data of which the Executive is the subject. The Executive agrees that the data may be collected and held by the Company, or be disclosed or transferred to other employees of the Company or to any other member of a Group Company (including if necessary to other offices of the Company or any Group Company outside the European Economic Area) or to any other person as may be reasonably necessary or as otherwise permitted by law. In this event, the Executive’s personal information/data and sensitive personal data will be protected by the strictest code of secrecy and security, and only used in accordance with the Company’s strict instructions.

17.2	The Executive agrees that the Company and any Group Company may intercept, process and monitor communications transmitted by or to the Executive via any private telecommunication systems (including e-mail) or services of the Company or any Group Company.

18	General

18.1	The provisions of this Agreement are severable and, if any one or more provision may be determined to be illegal or otherwise unenforceable in whole or in part under the laws of any jurisdiction, the remaining provisions of this Agreement in that jurisdiction shall not be affected and the legality and enforceability of this Agreement in any other jurisdiction shall not be affected.

18.2	Any notice or other document to be given under this Agreement shall be in writing and may be given personally to the Executive or to the Secretary of the Company (as the case may be) or may be sent by first class post or other fast postal service or by facsimile transmission to, in the case of the Company, its registered office for the time being and in the case of the Executive either to his address shown on the face hereof or to his last known place of residence.

18.3	Any such notice shall be deemed served when in the ordinary course of the means of transmission it would first be received by the addressee in normal business hours.

18.4	The Executive hereby irrevocably appoints any other director of the Company from time to time, jointly and severally, to be his attorney in his name and on his benefit to sign any documents and do things necessary or requisite to give effect to those matters which he is obliged to do pursuant to this Agreement (including but not limited to clauses 13 and 14.6.1). In favour of any third party a certificate in writing signed by any director or by the Secretary of the Company that any instrument or act falls within the authority hereby conferred shall be conclusive evidence that such is the case.

18.5	Any Group Company may enforce the terms of this Agreement. No other person who is not a party to this Agreement may enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999.

18.6	This Agreement contains the statement of initial employment particulars of the Executive as required under the Employment Rights Act 1996.

18.7	There are no collective agreements that affect the terms and conditions of the Executive’s employment.

19	Other Agreements

19.1	This Agreement together with the Company’s Employee Handbook (as amended from time to time) and the letter from the Company to the Executive related to his relocation to the United Kingdom of even date constitutes the entire agreement of the parties and shall be in substitution for and shall replace any previous letters of appointment, agreements or arrangements (including without limitation the Executive’s service agreement with HSBC Asia Holdings B.V dated 2 July 2009), whether written, oral or implied, relating to the employment of the Executive by the Company or any Group Company.

19.2	Without prejudice to clause 19.1, in the event of any conflict between the terms of this Agreement and any other document purporting to relate to the employment of the Executive (including the Company’s Employee Handbook from time to time in force) the terms of this Agreement prevail.

19.3	The Executive hereby acknowledges that he has no outstanding claims of any kind against the Company and/or any Group Company (otherwise than in respect of remuneration and expenses accrued due and existing rights with respect to deferred bonuses and/or under and in accordance with any Group share plan to the date of this Agreement but not yet paid).

20	Counterparts

This Agreement may be executed in any number of counterparts and by the parties on separate counterparts, but in that case shall not be effective until each party has executed at least one counterpart. Each counterpart shall constitute the original of this Agreement, but all counterparts together constitute one and the same instrument.

21	Choice of law and submission to jurisdiction

21.1	This Agreement shall be governed by and interpreted in accordance with the laws of England and Wales.

21.2	The Executive hereby submits to the jurisdiction of the High Court of Justice in England but this Agreement may be enforced by the Company in any court of competent jurisdiction.

22	Definitions

22.1	In this Agreement unless the context otherwise requires the following expressions have the following meanings:

“Board” means the Board of Directors for the time being of the Company or any committee of the Board (including the Group Management Board) to which powers have been properly delegated or such person or persons designated by the Board from time to time as its representative for the purposes of this Agreement;

“Corporate Governance Code” means the UK Corporate Governance Code published by the Financial Reporting Council (as amended from time to time);

“Commencement Date” means 3 December 2010;

“Employment” means the Executive’s employment under this Agreement;

“FSA” means the Financial Services Authority;

“Group” means (1) the Company and any entity which from time to time is a holding company of the Company or a subsidiary of the Company or of any such holding company; and (2) any entity over which from time to time any of the entities defined in paragraph (1) of this definition either directly or indirectly exercises management control, even though it may own less than fifty per cent (50%) of the shares and is prevented by law from owning a greater shareholding and “Group Company” and “Group Companies” shall be construed accordingly;

“Group Chief Executive” means the Group Chief Executive of the Group from time to time;

“Recognised Investment Exchange” means an investment exchange granted recognition under section 285 (1) Financial Services and Markets Act 2000 including a recognised overseas investment exchange;

“Statutory Deductions” means appropriate tax, national insurance contributions and any other applicable statutory deductions;

“Termination Date” means the date on which the Executive’s Employment terminated;

“UK Listing Authority” means the FSA in its capacity as the competent authority for the purposes of Part VI of the Financial Services and Markets Act 2000.

22.2	references to clauses, sub-clauses and schedules are unless otherwise stated to clauses and sub-clauses of and schedules to this Agreement;

22.3	the headings to the clauses are for convenience only and shall not affect the construction or interpretation of this Agreement;

22.4	the words “subsidiary” and “holding company” have the meanings set out in section 1159 of the UK Companies Act 2006 and “management control” shall be demonstrated by the ability to exercise significant influence over an entity or its management; and

22.5	a reference to any statute or statutory provision (whether of the United Kingdom or elsewhere) includes any subordinate provision (as defined by section 21(1) Interpretation Act 1978) made under it and provision which has superseded it or re-enacted it (with or without modification) before or after the date of this Agreement except where it is after the date of this Agreement to the extent that the liability of any party is thereby increased or extended.

IN WITNESS whereof this Agreement has been executed the day and year first above written.

Executed as a Deed by	)

HSBC HOLDINGS PLC in the presence of:	)

Dated:

Director
Dated:

Director/Secretary

Executed as a Deed by	)

the EXECUTIVE	)	Dated:

in the presence of:	)

Dated:
Signature of Witness

Witness Name:

Witness Address:

Witness occupation: